Exhibit 99.1

FORM OF INSTRUCTIONS

AS TO USE OF

JACKSONVILLE BANCORP, INC.

RIGHTS CERTIFICATES

CONSULT THE SUBSCRIPTION AGENT, YOUR BANK OR BROKER

AS TO ANY QUESTIONS

The following instructions relate to a rights offering (the “Rights Offering”) by Jacksonville Bancorp, Inc., a Florida corporation (the “Company”), to the holders of record (other than certain excluded shareholders as described in the Prospectus, the “Record Holders”) of its common stock, par value $0.01 per share (the “Common Stock”), as of 5:00 p.m., New York time, on [                        ], 2013 (the “Record Date”), as described in the Company prospectus dated [                    ], 2013 (the “Prospectus”). Record Holders of Common Stock on the Record Date are receiving, at no charge, nontransferable subscription rights (the “Rights”) to subscribe for and purchase shares of Common Stock. In the Rights Offering, the Company is offering an aggregate of 10 million shares of Common Stock. Any questions or requests for information related to the Rights Offering should be addressed to the subscription agent for the Rights Offering, Registrar and Transfer Company (the “Subscription Agent”), at (800) 368-5948 or info@rtco.com.

Each Record Holder will receive one Right for each share of Common Stock owned of record as of 5:00 p.m., New York time, on the Record Date. The Rights will expire, if not exercised prior to 5:00 p.m., New York time, on [                    ], 2013, unless extended (the “Expiration Time”). Each Right allows the holder thereof to subscribe for [            ] shares of Common Stock (the “Basic Subscription Privilege”) at the cash price of $0.50 per share (the “Subscription Price”). We will not issue fractional shares of Common Stock in the Rights Offering, and Record Holders will only be entitled to purchase a whole number of shares of Common Stock, rounded down to the nearest whole number, a Record Holder would otherwise be entitled to purchase. For example, if a Record Holder owned 100 shares of Common Stock as of 5:00 p.m., New York time, on the Record Date, the Record Holder would receive 100 Rights and would have the right to purchase [            ] shares of Common Stock with for a total Subscription Price of $[        ].

If a holder of rights (“Holder”) purchases all of the shares of Common Stock available to the Holder pursuant to its Basic Subscription Privilege, it may also choose to purchase a portion of the shares of our Common Stock that are not purchased by other persons through the exercise of their respective Basic Subscription Privileges (the “Oversubscription Privilege”). If sufficient shares of Common Stock are available, we will seek to honor Oversubscription Privilege requests in full (subject to certain limitations described in the Prospectus). If there are not enough shares of Common Stock to honor all Oversubscription Privilege requests (such remaining shares after the exercise of the Basic Subscription Privileges by the Holders, the “Oversubscription Shares”), the Company will allocate the Oversubscription Shares among Holders who oversubscribed on a pro rata basis, by multiplying the number of shares requested by each Holder through the exercise of its Oversubscription Privilege by a fraction that equals (x) the number of Oversubscription Shares divided by (y) the total number of shares requested by all Holders through the exercise of their Oversubscription Privileges.

Each Holder will be required to submit payment in full for all the shares it wishes to buy with its Oversubscription Privilege. Because we will not know the total number of Oversubscription Shares prior to the expiration of the Rights Offering, if a Holder wishes to maximize the number of shares it may purchase pursuant to the Holder’s Oversubscription Privilege, the Holder will need to deliver payment in an amount equal to the aggregate Subscription Price for the maximum number of shares of Common Stock that may be available to the Holder (i.e., the amount of the Holder’s full Basic Subscription Privilege and assuming the Holder is allocated the full amount of the shares the Holder elects to purchase pursuant to its Oversubscription Privilege). If you are allocated less Oversubscription Shares than the number of shares you subscribed for pursuant your Oversubscription Privilege, any excess subscription payments will be returned by the Subscription Agent, without interest, as soon as practicable.

The Company will not be required to issue shares of our Common Stock to you if the Subscription Agent does not receive your payment prior to the Expiration Time. The Company may extend the Expiration Time by giving oral or written notice to the Subscription Agent on or before the Expiration Time. If the Company elects to extend the Expiration Time, it will issue a press release announcing such extension no later than 9:00 a.m., New York time, on the next business day after the most recently announced Expiration Time.

The Rights will be evidenced by nontransferable Rights certificates (the “Rights Certificates”). The number of Rights to which you are entitled is printed on the face of your Rights Certificate. You should indicate your wishes with regard to the exercise of your Rights by completing the appropriate portions of your Rights Certificate and returning the Rights Certificate to the Subscription Agent in the envelope provided.

YOUR RIGHTS CERTIFICATE AND SUBSCRIPTION PRICE PAYMENT FOR EACH RIGHT THAT IS EXERCISED PURSUANT TO THE BASIC SUBSCRIPTION PRIVILEGE PLUS THE FULL SUBSCRIPTION PRICE FOR ANY SHARES OF COMMON STOCK SUBSCRIBED FOR PURSUANT TO THE OVERSUBSCRIPTION PRIVILEGE, MUST BE RECEIVED BY THE SUBSCRIPTION AGENT, ON OR BEFORE THE EXPIRATION TIME. ONCE A HOLDER OF RIGHTS HAS EXERCISED THE BASIC SUBSCRIPTION PRIVILEGE AND, IF APPLICABLE, THE OVERSUBSCRIPTION PRIVILEGE, SUCH EXERCISE MAY NOT BE REVOKED, EVEN IF THE RIGHTS OFFERING IS EXTENDED BY THE COMPANY’S BOARD OF DIRECTORS. RIGHTS NOT EXERCISED PRIOR TO THE EXPIRATION TIME OF THE RIGHTS OFFERING WILL EXPIRE WITHOUT VALUE.

The Rights granted to you are not assignable or transferable.

1.	Method of Subscription—Exercise of Rights.

To exercise Rights, complete your Rights Certificate and send the properly completed and originally executed Rights Certificate to the Subscription Agent as follows:

If by mail, to:	If by hand or overnight courier, to:

P.O. Box 645 Cranford, NJ 07016	10 Commerce Drive Cranford, NJ 07016

If a Holder specifies special issuance or delivery instructions in the Rights Certificate, the Holder’s signature must be medallion guaranteed by a member firm of a registered national securities exchange or a member of the Financial Industry Regulatory Authority, or by a commercial bank or trust company having an office or correspondent in the United States or a bank, stockholder, savings and loan association or credit union with membership in an approved signature guarantee medallion program, pursuant to Rule 17Ad-15 of the Securities Exchange Act of 1934, as amended, (each, an “Eligible Institution”). On or prior to the Expiration Time, payment in full of the Subscription Price for each share subscribed for pursuant to the Basic Subscription Privilege plus the full Subscription Price for any shares you elect to subscribe for pursuant to the Oversubscription Privilege must be received by the Subscription Agent. Payment of the Subscription Price will be held in a segregated account to be maintained by the Subscription Agent. All payments must be made in U.S. currency for the full number of underlying shares being subscribed for, by (a) personal check payable to “Registrar and Transfer Company,” drawn upon a U.S. bank, (b) certified check payable to “Registrar and Transfer Company,” drawn upon The Jacksonville Bank, or (c) wire transfer of immediately available funds to the following escrow account maintained by the Subscription Agent:

BANK NAME: [            ]

ABA#: [            ]

ACCOUNT NAME: [            ]

ESCROW ACCOUNT #: [            ]

REFERENCE: [            ]

ATTENTION: [            ]

Delivery to an address other than that above will not constitute valid delivery.

Any questions related to the subscription procedure should be addressed to the Subscription Agent at (800) 368-5948 or info@rtco.com.

When making arrangements with your bank or broker for the delivery of funds on your behalf you may also request such bank or broker to exercise the Rights Certificate on your behalf.

If you do not indicate the number of Rights being exercised, or do not forward full payment of the Subscription Price, then you will be deemed to have exercised your Rights with respect to the maximum number of Rights that may be exercised with the aggregate Subscription Price you delivered to the Subscription Agent. If your aggregate Subscription Price is greater than the amount you owe for the exercise of your Basic Subscription Privilege in full, you will be deemed to have exercised your Oversubscription Privilege to purchase the maximum number of shares of Common Stock with your over-payment. If we do not apply your full Subscription Price payment to your purchase of shares of Common Stock, the excess subscription payment received by the Subscription Agent will be returned to you, without interest, as soon as practicable.

Brokers, dealers, custodian banks and other nominee holders of Rights who exercise Basic Subscription Privileges and Oversubscription Privileges on behalf of beneficial owners of Rights will be required to certify to the Subscription Agent and Company, in connection with the exercise of the Oversubscription Privilege, as to the aggregate number of Rights that have been exercised pursuant to the Basic Subscription Privilege and the number of shares of Common Stock that are being subscribed for pursuant to the Oversubscription Privilege, by each beneficial owner of Rights (including such nominee itself) on whose behalf such nominee holder is acting. The Company can provide no assurances that each Holder will actually be entitled to purchase the number of shares of Common Stock issuable upon the exercise of its Oversubscription Privilege in full at the expiration of the Rights Offering. The Company will not be able to satisfy a Holder’s exercise of the Oversubscription Privilege if all of the Holders exercise their Basic Subscription Privileges in full. The Company will only honor an Oversubscription Privilege to the extent sufficient shares of Common Stock are available following the exercise of Rights under the Basic Subscription Privilege and subject the limitations as described in the Prospectus. To the extent the aggregate Subscription Price of the maximum number of Oversubscription Shares available to a Holder pursuant to the Oversubscription Privilege is less than the amount the Holder actually paid in connection with the exercise of the Oversubscription Privilege, the Holder will receive only the number of Oversubscription Shares allocated to the Holder and, as soon as practicable after the Expiration Time, and the Holder’s excess subscription payment received by the Subscription Agent will be returned, without interest. To the extent the amount the Holder actually paid in connection with the exercise of the Oversubscription Privilege is less than the aggregate Subscription Price of the maximum number of Oversubscription Shares available to the Holder pursuant to the Oversubscription Privilege, such Holder will be allocated the number of Oversubscription Shares for which it actually paid in connection with the Oversubscription Privilege. See “The Rights Offering—Oversubscription Privilege” in the Prospectus. There are limits on the amount of shares that a Holder may purchase pursuant to its Basic Subscription Privilege and its Oversubscription Privilege. See “The Rights Offering—Limitations on the Amount You May Purchase.”

2.	Issuance of Common Stock.

The following deliveries and payments will be made to the address shown on the face of your Rights Certificate, unless you provide instructions to the contrary in your Rights Certificate.

(a) Subscription Privileges. As soon as practicable after the Expiration Time and the valid exercise of Rights, the Subscription Agent will issue Common Stock electronically in book-entry (uncertificated) form pursuant to the Basic Subscription Privilege, and if applicable, the Oversubscription Privilege. You will receive confirmation from the Subscription Agent by mail that your shares were electronically issued.

(b) Excess Cash Payments. As soon as practicable after the Expiration Time and after all allocations, pro-rations and adjustments contemplated by the terms of the Rights Offering have been effected, any excess subscription payments received in payment of the Subscription Price by the Subscription Agent will be mailed to each Holder, without interest.

3.	Execution.

(a) Execution by Registered Holder. The signature on the Rights Certificate must correspond with the name of the registered holder exactly as it appears on the face of the Rights Certificate without any alteration or change whatsoever. Persons who sign the Rights Certificate in a representative or other fiduciary capacity must indicate their capacity when signing and, unless waived by the Subscription Agent in its sole and absolute discretion, must present to the Subscription Agent satisfactory evidence of their authority to so act.

(b) Execution by Person Other than Registered Holder. If the Rights Certificate is executed by a person other than the holder named on the face of the Rights Certificate, proper evidence of authority of the person executing the Rights Certificate must accompany the same unless, for good cause, the Subscription Agent dispenses with proof of authority.

(c) Medallion Signature Guarantees. A Holder’s signature must be guaranteed by an Eligible Institution if the Holder specifies special issuance or delivery instructions in the Rights Certificate.

4.	Method of Delivery.

The method of delivery of Rights Certificates and payment of the Subscription Price to the Subscription Agent will be at the election and risk of the Holder.

5.	Special Provisions Relating to the Delivery of Rights through the Depository Trust Company.

In the case of Rights that are held of record through The Depository Trust Company (“DTC”), exercises of the Basic Subscription Privilege and of the Oversubscription Privilege may be effected by instructing DTC to transfer Rights from the DTC account of such holder to the DTC account of the Subscription Agent, together with certification as to the aggregate number of Rights subscribed for pursuant to the Basic Subscription Privilege and the number of shares subscribed for pursuant to the Oversubscription Privilege by each beneficial owner of Rights on whose behalf such nominee is acting, and payment of the Subscription Price for each share of Common Stock subscribed for pursuant to the Basic Subscription Privilege and the Oversubscription Privilege.

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